Exhibit 99.1
News Release




CONTACT:       Jeffrey R. Kotkin
PHONE:         (860) 665-5154


                     NU ANNOUNCES 2003 RESULTS

     BERLIN, Connecticut, January 27, 2004-Northeast Utilities (NYSE-NU) today announced 2003 earnings of $117.4 million, or $0.92 per share on a fully diluted basis, compared with earnings of $152.1 million, or $1.18 per share, in 2002. In the fourth quarter of 2003, NU reported a loss of $8.9 million, or $0.07 per share on a fully diluted basis, compared with earnings of $56.0 million, or $0.44 per share, in the fourth quarter of 2002.

     In the fourth quarters of both 2003 and 2002, NU recorded significant items. In the fourth quarter of 2003, NU recorded an after-tax reserve of $35.9 million, or $0.28 per share on a fully diluted basis, associated with the anticipated resolution of a wholesale power dispute described below. In the third quarter of 2003, NU recorded a negative cumulative effect of accounting change of $4.7 million, or $0.04 per share.

     Significant items in 2002 included gains related to the sale of the Seabrook nuclear plant of $24.5 million, or $0.19 per share, and 2002 write-downs of certain investments, totaling $11.0 million, or $0.09 per share. Absent those items, NU earned $138.6 million, or $1.08 per share, in 2002. In the fourth quarter of 2002, NU recorded an after-tax gain of $10.0 million, or $0.08 per share, associated with the sale of the Seabrook nuclear power plant to a subsidiary of FPL Group.

     Excluding the items noted above, NU earned $27.0 million, or $0.21 per share on a fully diluted basis, in the fourth quarter of 2003, compared with $47.0 million, or $0.37 per share, in the fourth quarter of 2002. For 2003, NU earned $158.0 million, or $1.24 per share, excluding the reserve and accounting change. These results were consistent with the earnings range of $1.20 per share to $1.30 per share that NU projected in October 2003.

     Charles W. Shivery, interim NU president, said the company was pleased with its overall results for the year. "Our earnings excluding significant items were in the upper end of the $1.10 to $1.30 per share range we had forecast in early 2003, and our service reliability and operating performance were very strong. We want to thank NU's 6,800 employees for delivering this kind of performance to our customers and shareholders," Shivery said.

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     The following table reconciles fourth quarter and year-end earnings on a reported and adjusted basis:
                                          Fourth       Year End
                                          Quarter

    2002     Reported EPS                  $0.44        $1.18
Significant     Investment write-downs     $0.01        $0.09
   items        Seabrook items            ($0.08)      ($0.19)
    2002     Adjusted EPS                  $0.37        $1.08
                Lower regulated results   ($0.34)      ($0.59)
                Reduced trading losses      ---         $0.14
                Improved competitive       $0.18        $0.52
                   results
                Lower NU parent interest    ---         $0.04
                   cost-net
                Lower share count           ---         $0.02
                Other                       ---         $0.03
    2003     Adjusted EPS                  $0.21        $1.24
Significant     R.M. Services accounting    ---        ($0.04)
   items           change
                Reserve for wholesale     ($0.28)      ($0.28)
                   power dispute
    2003     Reported EPS                 ($0.07)       $0.92

     Shivery attributed the improved 2003 operating results primarily to much better performance at NU Enterprises (NUEI), parent company of NU's competitive energy businesses. NUEI benefited from strengthened margins, better performance of NUEI's generation facilities, and the absence of natural gas trading losses incurred in the first half of 2002. Excluding NUEI's portion of the fourth-quarter 2003 reserve noted earlier, NU's competitive energy businesses earned $8.2 million in the fourth quarter of 2003 and $32.2 million for the full year, compared with losses of $14.5 million in the fourth quarter of 2002 and $53.2 million for the full year.

     The reserve relates to the estimated cost of settling a dispute between The Connecticut Light and Power Company (CL&P) and its 2003 standard offer power suppliers, which included Select Energy, Inc., NU's energy marketing subsidiary. The dispute involves the March 2003 implementation of Standard Market Design
(SMD) in New England and is now before the Federal Energy Regulatory Commission (FERC). The portions of the $35.9 million reserve attributable to NUEI and CL&P are subject to a confidentiality agreement that will remain in place until a definitive settlement agreement is filed with the FERC.

     Shivery said earnings at NU's regulated utilities fell in the fourth quarter of 2003 due to milder weather and the absence of the positive regulatory decisions that were reflected in the fourth quarter 2002 results. Regulated electric sales decreased 0.4 percent in the fourth quarter of 2003, compared with the same period of 2002. Regulated firm natural gas sales decreased 6.2 percent in the fourth quarter of 2003, compared with the same period of 2002. For the year, regulated electric sales increased
3.6 percent in 2003, compared with 2002, and regulated firm natural gas sales decreased 0.6 percent. Regulated firm natural gas sales decreased as a result of downward adjustments to estimates of unbilled revenues. Electric sales benefited from positive adjustments to unbilled revenues, all of which occurred in the third quarter of 2003.

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     Earnings at CL&P after payment of preferred dividends, but before a reserve related to SMD were $5.6 million in the fourth quarter of 2003 and $64.6 million for the full year, compared with earnings of $21.8 million in the fourth quarter of 2002 and $80.1 million for the full year. Shivery attributed the weaker results primarily to lower sales, higher operation and maintenance expense, including lower pension income, and net after-tax write-offs of approximately $5 million related to a distribution rate case that was decided in December 2003.

     Public Service Company of New Hampshire (PSNH) earned $11.1 million in the fourth quarter of 2003 and $45.6 million for the full year, compared with earnings of $16.5 million in the fourth quarter of 2002 and $62.9 million for the full year. The decline in earnings related to a lower level of regulatory assets earning a return, the positive resolution of certain contingencies related to a regulatory proceeding decided in December 2002, and to higher pension costs. Also, as a result of the sale of Seabrook, earnings at North Atlantic Energy Corporation (NAEC) were essentially eliminated in 2003, compared with earnings of $5.6 million in the fourth quarter of 2002 and $26.3 million for all of 2002. NAEC, an NU subsidiary, owned 36 percent of Seabrook.

     Western Massachusetts Electric Company earned $2.4 million in the fourth quarter of 2003 and $16.2 million for the full year, compared with earnings of $10.7 million in the fourth quarter of 2002 and $37.7 million for the full year. The decline in earnings related primarily to the recognition of $13 million of investment tax credits in the second quarter of 2002 and to the positive financial impact of an approval of a regulatory settlement in the fourth quarter of 2002.

     Yankee Gas Services Company earned $3.9 million in the fourth quarter of 2003 and $7.3 million for the year, compared with $11.4 million in the fourth quarter of 2002 and $17.6 million for the full year. Yankee Gas earnings were reduced by approximately $6.2 million in 2003 as a result of downward adjustments noted earlier in estimated unbilled revenues.

     Shivery said NU remains comfortable with its previously announced 2004 earnings range of between $1.20 and $1.40 per share. Realizing earnings within that range depends on the continued success of NUEI's competitive businesses, the outcomes of pending rate cases before the New Hampshire Public Utilities Commission and the FERC, and other factors outside the company's control, such as weather.

     Shivery also said that NU projects cash capital expenditures of approximately $730 million in 2004, compared with approximately $550 million expended in 2003. The additional spending is primarily focused on improving NU's regulated electric distribution and transmission system.

     NU's regulated companies provide service to more than 1.8 million retail electric customers in Connecticut, New Hampshire, and Massachusetts and natural gas service to more than 192,000 customers in Connecticut.



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     Northeast Utilities is a Fortune 500 diversified energy
company located in Connecticut with operations throughout the Northeast. Through its competitive and regulated subsidiaries, NU provides Energy for a Changing World with a full range of energy-related products and services to millions of residential and business customers from Maine to Maryland. From delivering electricity and natural gas, to marketing energy commodities, to operating and maintaining power plant facilities, NU is committed to safety, reliability and expanding consumers' energy options. For more information on Northeast Utilities and its subsidiaries, visit the NU family of Web sites at www.nu.com.

     This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements of future expectations and not facts. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU's reports to the Securities and Exchange Commission.

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NOTE:  NU will webcast an investor conference call this morning at
10 a.m. Eastern Standard Time. The call can be accessed through NU's website at www.nu.com.